UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

CONE MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-36635	47-1054194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices and zip code)

(724) 485-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 4, 2015, C. Kristopher Hagedorn resigned as Chief Accounting Officer of CONE Midstream GP LLC (the “General Partner”), the general partner of CONE Midstream Partners LP, to focus on his new and increased responsibilities as Vice President and Controller of CONSOL Energy Inc. (“CONSOL”).

Effective November 4, 2015, the Board of Directors of the General Partner appointed Brian Robert Rich as Chief Accounting Officer of the General Partner.

Prior to his appointment as Chief Accounting Officer of the General Partner, Mr. Rich, age 38, served as an Accounting Senior Manager at CONSOL. Mr. Rich joined CONSOL’s accounting department in November 2014 where he served in positions of increasing responsibility. Prior to joining CONSOL, Mr. Rich was employed by Education Management Corporation from March 2007 through November 2014, where he held various accounting positions, including Vice President and Assistant Controller, a position he held upon his departure. Prior to his time at Education Management Corporation, Mr. Rich served in various positions (from associate through manager) with PricewaterhouseCoopers LLP from October 1999 through March 2007, primarily serving the energy sector. Mr. Rich holds a Bachelor of Science degree from Lehigh University and is a Certified Public Accountant licensed in Pennsylvania.

There is no arrangement or understanding between Mr. Rich and any other person pursuant to which Mr. Rich was selected as an officer of the General Partner. There are no family relationships between Mr. Rich and the executive officers or directors of the General Partner. Mr. Rich does not have any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONE MIDSTREAM PARTNERS LP

	By:	CONE Midstream GP LLC, its general partner

Dated: November 4, 2015	By:	/s/ Kirk A. Moore
Kirk A. Moore
General Counsel and Secretary